Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
AVAYA INC.

Restriction on Trading Avaya Inc. Equity Securities During Savings Plan Blackout Period
Associated with Proposed Merger

As you know, Avaya Inc. has entered into a merger agreement with affiliates of two private equity firms, Silver Lake Partners and TPG Capital.  Pursuant to the merger agreement, shares of Avaya common stock held in the Avaya Stock Fund, the Employer Shares Fund I and the Employer Shares Fund II (collectively, the “Avaya Stock Funds”) of the Avaya Inc. Savings Plan for Salaried Employees and the Avaya Inc. Savings Plan (together, the “Savings Plans”) will be converted into the right to receive the merger consideration of $17.50 per share if the merger is consummated.

If the transaction is finalized, a blackout period will be imposed on the Avaya Stock Funds to complete this conversion.  This blackout period will begin at 4:00 pm Eastern Time on the business day before the closing date of the merger (the “Closing Date”) and end three to five business days after the Closing Date.  During the blackout period, participants in the Savings Plans will be unable to initiate loans, withdrawals, exchanges or distributions of any portion of their account balances invested in the Avaya Stock Funds.

SEC rules and company policies prohibit you from purchasing, selling, acquiring or transferring any Avaya equity securities during this blackout period.  This includes transactions with respect to stock options.  Applicable regulations interpret this concept very broadly and establish a presumption that any sale or other transfer of equity securities by a Director or Executive Officer during a blackout period violates the trading prohibition.  If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.  Please note, however, that the conversion of your Avaya stock into the right to receive the merger consideration will not violate this trading prohibition.

As we do not know at this time the specific date for the closing of the merger, we will update this notice to clarify the beginning and ending dates of the blackout period as more information becomes available.  However, for all practical purposes given the nature of the proposed merger, this blackout period will impact you for only one day (except to the extent that you are a participant in one of the Savings Plans).

For further information regarding this blackout period (including information regarding whether the blackout period has begun or ended), please contact Frank Mahr at the following address and phone number: Avaya Inc., 211 Mt. Airy Road, Room 3C623, Basking Ridge, NJ 07920, Tel: (908) 953-3918.